EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 11th day of September, 1996, by and among CryoLife, Inc., a Florida corporation ("CryoLife"); United Cryopreservation Foundation, Inc., a non-profit Illinois corporation ("UCFI"); United Transplant Foundation, Inc., an Illinois non-profit corporation, which is a corporate member of UCFI ("UTF"); and QV, Inc., an Illinois non-profit corporation, which is a corporate member of UCFI ("QV"). (UTF and QV are hereinafter referred to collectively as the "Members" and individually as a "Member").

                              W I T N E S S E T H:

         WHEREAS,  CryoLife is in the business of developing and commercializing
technology   for  the  ultralow   temperature   preservation   of  viable  human
cardiovascular and orthopedic tissues for transplant;

         WHEREAS,   UCFI  is  a  non-profit   organization   organized  for  the
cryopreservation of human tissue for transplant;

         WHEREAS, UCFI desires to sell to CryoLife, and CryoLife desires to purchase from UCFI, substantially all of the assets of UCFI pursuant to the terms of this Agreement;

         WHEREAS, the parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the sale and certain additional agreements related thereto;

         NOW, THEREFORE, in consideration of $10.00 paid by CryoLife to UCFI, the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

         1.1 PURCHASED ASSETS. Subject to and upon the terms and conditions set forth herein and except for those assets described in Section 1.2 hereof, UCFI agrees to sell to CryoLife, and CryoLife agrees to purchase from UCFI, at the Closing (as hereinafter defined), all of the tangible and intangible assets of UCFI (collectively, the "Assets"), including but not limited to:

             (a) All of UCFI's interest in and the rights and benefits accruing to UCFI as sublessee under that certain Sublease (collectively, with the letter amendments hereinafter referenced, the "Sublease") dated November, 1995 between Regional Organ Bank of Illinois,


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Inc.  ("ROBI") and UCFI, as amended by that certain letter dated November,  1995 from ROBI to UCFI and countersigned by UCFI and submitted for countersigning by American National Bank and Trust Company of Chicago, as Trustee under Trust No. 59097, (the "Landlord") and that certain letter dated December 21, 1995, from Winthrop Management, as agent for the Landlord and countersigned by ROBI and UCFI, for certain real property as described in such Sublease and located at 800 South Wells, Chicago, Illinois 60607 (the "Subleased Property");

             (b) All of UCFI's machinery, appliances, equipment, including UCFI's computer hardware and software, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures owned by UCFI as of the Closing, including, without limitation, those items listed on Schedule 1.1(b) attached hereto ("Fixed Assets") and all other tangible personal property located at the Subleased Property and relating to the business conducted thereat;

             (c)  All   intellectual   property  of  UCFI,   including   without
limitation, all proprietary processes, methods, formulas, devices, and techniques related to the procurement, processing, and distribution of cryopreserved tissue; trademarks; service marks; goodwill and other intangible assets but excluding those items listed on Schedule 1.2 (collectively, "Intellectual Property");

             (d) All of UCFI's right, title and interest in and to its telephone numbers and the directory advertising for such telephone numbers, to the extent assignable;

             (e) All claims, security and other deposits, prepayments, prepaid expenses, refunds, causes of action, choses in action, rights of recovery, warranty rights, rights of set off, rights to receive insurance proceeds, and rights of recoupment of UCFI ("Deposits");

             (f)  All  of  UCFI's  licenses,   consents,   permits,   variances,
certifications and approvals of governmental agencies to the extent transferable and requested by CryoLife;

             (g) Business books, records,  ledgers, files,  documents,  business
plans,   budgets,   financial   statements,   correspondence,   customer  lists,
advertising and promotional materials of UCFI ("Books and Records");

             (h) Cash on hand, cash in UCFI's bank accounts and escrow accounts and cash equivalents; and

             (i) All accounts and notes receivable and deferred preservation costs of UCFI as of Closing ("Accounts Receivable").

         EACH PARTY ACKNOWLEDGES THAT CRYOLIFE SHALL NOT OBTAIN TITLE TO ANY HUMAN TISSUE OR ORGANS UNDER THE AGREEMENT.



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                                       -2-

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         1.2  EXCLUDED  ASSETS.  Anything to the  contrary in Section 1.1 hereof notwithstanding, the Assets shall exclude the following ("Excluded Assets"):

             (a) any real property owned by UCFI; and

             (b) those items set forth on Schedule 1.2 attached hereto.

         1.3 NO LIENS OR ENCUMBRANCES. The Assets will be transferred and sold to CryoLife free and clear of all claims, liens, encumbrances, security interests, and similar interests of any kind or nature whatsoever.

                                    ARTICLE 2
                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

         2.1 PURCHASE PRICE. The consideration for the Assets (collectively, the "Asset Consideration") will be an amount equal to $2,000,000 (the "Cash Consideration"), plus the aggregate amount of the Assumed Liabilities as described in and subject to the provisions of Section 2.3.

         2.2 PAYMENT. The Asset Consideration shall be paid to UCFI as follows:

             (a) $750,000 shall be paid in immediately available funds at Closing;

             (b) the balance of the Cash Consideration will be evidenced by delivery of a promissory note from CryoLife in favor of UCFI, in the form attached hereto as Exhibit 2.2 (the "Promissory Note"); and

             (c) the Assumed Liabilities shall be assumed by CryoLife pursuant to the Assignment and Assumption Agreement and Assignment and Assumption of Sublease (as defined in Section 2.3).

         2.3 ASSUMED LIABILITIES.

             (a) At the Closing, CryoLife agrees to assume only the following (collectively, the "Assumed Liabilities"): (i) obligations and liabilities of UCFI arising from and after the Closing with respect to the Sublease as contemplated in the Assignment and Assumption of Sublease attached hereto as
Exhibit 2.3(a)(i) (the "Assignment and Assumption of Sublease"); (ii) trade payables, accrued expenses and other current liabilities incurred by UCFI prior to Closing and payable in the ordinary course of business as contemplated by the Assignment and Assumption Agreement attached hereto as Exhibit 2.3(a)(ii) (the "Assignment and Assumption Agreement"). CryoLife shall not assume, and UCFI shall remain responsible for, the payment of the $750,000 loan payable by UCFI to the Members. Notwithstanding the foregoing, in no event shall the aggregate


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                                       -3-
amount of liabilities and obligations assumed by CryoLife under Section 2.3(a)(ii) exceed $500,000.

             (b) Except for the Assumed Liabilities set forth in Section 2.3(a) above, it is expressly understood and agreed that CryoLife shall not be liable for any obligations, liabilities, contracts, debts, claims, costs, expenses, agreements or understandings of any kind or nature whatsoever related to UCFI's operation of its business or its ownership or use of the Assets, including, without limitation, (i) any debts or liabilities of UCFI arising from events or occurrences prior to the Closing, (ii) any liability of UCFI for any period of time for federal, state or local taxes, and (iii) any liability of UCFI for expenses, debts or obligations incurred within or outside the ordinary course of business. Anything to the contrary contained herein notwithstanding, CryoLife shall not assume or have any obligations or liabilities whatsoever in respect of severance, Worker Adjustment and Retraining Act, income tax withholding, payroll and/or unemployment tax, workers' compensation, pension, profit-sharing, health insurance, Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other employee or other benefit liabilities, including, without limitation any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment, withdrawal liability, liability to the Pension Benefit Guaranty Corporation (the "PBGC"), liability under Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 302(a)(2) of ERISA or other similar liability or expense of UCFI or any ERISA Affiliate, in respect of any Employee to be Hired (as defined in Section 3.1), for the period of time prior to Closing, and in respect of any Leased Employees, for any period of time before, on or after Closing. ERISA Affiliate shall mean any trade or business, whether or not incorporated, which has employees who are or have been at any date of determination occurring within the preceding six years, treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer.

         2.4 ALLOCATION OF THE CONSIDERATION AMONG THE ASSETS. The Asset Consideration received by UCFI shall be allocated, for tax purposes, among each item or class of the Assets of UCFI pursuant to Schedule 2.4 hereof. UCFI and CryoLife each agrees that it will prepare and file any notice or other filings required pursuant to Section 1060 of the Code, and that any such notices or filings will be prepared based on such tax allocation of the Asset Consideration. CryoLife agrees to send to UCFI a completed copy of its Form 8594 ("Asset Acquisition Statement under Section 1060") with respect to this transaction prior to filing such form with the Internal Revenue Service.

         2.5 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall take place on or before September 15, 1996, at the offices of CryoLife's counsel upon compliance with the terms, conditions and contingencies contained herein or on such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "Closing Date"). All computations, adjustments, and transfers for the purposes hereof shall be effective as of the close of business on the Closing Date on terms reasonably acceptable to CryoLife.


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




                                    ARTICLE 3
                         OTHER COVENANTS AND AGREEMENTS

         3.1 EMPLOYEE MATTERS. UCFI currently receives the services of certain individuals who are employees of QV, pursuant to a management agreement between UCFI and QV. A true, correct and complete list of such persons (the "QV Employees") is attached hereto as Schedule 3.1. CryoLife intends to hire three of these employees as of Closing, each of whom are identified on Schedule 3.1 (the "Employees to be Hired"). With respect to the Employees to be Hired, from Closing forward, CryoLife shall be solely responsible and exclusively liable for compensating the Employees to be Hired and complying with all applicable federal, state and local laws with respect to the employment of such persons, including without limitation, liability for FICA, FUTA, unemployment tax, pension and profit-sharing plan contributions, employee fringe benefits; provided, however, that in no event shall CryoLife have any responsibility with respect to any Employees to be Hired for liabilities attributable to periods on or prior to Closing (including without limitation any severance pay or liabilities arising under continuation of group healthcare coverage benefits pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA") attributable to their termination of employment with QV). CryoLife shall offer to obtain the services of the QV Employees other than the Employees to be Hired (the "Leased Employees") pursuant to an agreement between CryoLife and QV, the form of which is attached hereto as Exhibit 3.1 (the "Employee Leasing Agreement"). In no event shall CryoLife have any obligation or liability whatsoever to provide any benefits or compensation directly to the Leased Employees, it being acknowledged and agreed that QV shall have the exclusive liability and responsibility for compensating the Leased Employees and complying with all applicable federal, state and local laws with respect to the employment of such persons, including without limitation, liability for FICA, FUTA, unemployment tax, pension and profit-sharing plan contributions, employee fringe benefits, and that QV shall indemnify and hold harmless CryoLife from any liability whatsoever with respect thereto whether arising before, on, or after the Closing Date. In the event of termination of the relationship between CryoLife and QV described herein with respect to the Leased Employees, CryoLife shall have no liability whatsoever to provide any severance or other benefits of any nature whatsoever to any Leased Employees or their dependents (including, without limitation, severance pay or liabilities arising under COBRA, it being acknowledged and agreed that the exclusive responsibility for all such matters shall be with QV. QV shall be responsible for all vacation of the Employees to be Hired prior to Closing, and QV shall be responsible for all vacation of all Leased Employees accruing prior to or after Closing; provided, however, CryoLife acknowledges and agrees that amounts accrued by UCFI in connection with vacation of QV Employees and payable to QV in the ordinary course of UCFI's business shall be an "Assumed Liability" of CryoLife under Section 2.3(a)(ii) of this Agreement.

         3.2 CONSENTS. Promptly after execution of this Agreement, UCFI will promptly apply for or otherwise seek, and use their best efforts to obtain, all consents and approvals required for consummation of the transactions contemplated hereby, including without


378486.1
limitation, those consents listed in Schedule 3.2 hereof (including estoppels and consents from the lessors and sublessors under the Sublease to the assignment thereof to CryoLife in form substantially similar to Exhibit 3.2 attached hereto). Any charges imposed by the lessors for such estoppels and consents shall be borne by UCFI, and UCFI and the Members shall jointly and severally indemnify CryoLife against any action brought against CryoLife resulting from UCFI's failure to pay such charges. Notwithstanding the foregoing, the parties agree that CryoLife shall bear all charges imposed by the lessor of the Subleased Property in connection with establishing a direct landlord-tenant relationship between CryoLife and said lessor to the extent such charges exceed $1,500, and that ROBI shall bear such charges to the extent such charges are less than or equal to $1,500. The parties acknowledge that it may be difficult to obtain, prior to Closing, the consent of the Landlord and the mortgagee of the Subleased Property (the "Mortgagee") to the assignment of the Sublease. In the event UCFI uses its best efforts to obtain such consent prior to Closing but is unable to obtain such consent by such date, CryoLife agrees to waive the receipt of such consent as a condition to close. CryoLife shall cooperate with UCFI in all reasonable respects in UCFI's efforts to obtain such consent, whether before or after Closing. Notwithstanding any waiver by CryoLife of the receipt of the Landlord's and Mortgagee's Consents prior to Closing, UCFI and its Members shall jointly and severally indemnify CryoLife for any damages incurred by it as a result of the failure to obtain the Landlord and Mortgagee's consent, including, without limitation, any moving expenses incurred by CryoLife. To the extent the Landlord and Mortgagee refuse to give such consent and require CryoLife to vacate the Subleased Property, the assignment and the assumption of the Sublease shall become null, void, and ineffective and CryoLife shall have no rights under or liability for payment of any rental obligations thereunder after the date it vacates such premises. Notwithstanding the foregoing, CryoLife shall be responsible for the payment and performance of all of UCFI's obligations under the Sublease for all periods up to the date it vacates the premises following the Landlord or Mortgagee's denial of its consent. To the extent the consent of the Landlord and Mortgagee is obtained, CryoLife agrees to use reasonable efforts to obtain from the Landlord and Mortgagee the release of UCFI and ROBI from any obligation or liability subsequent to the Closing in connection with the Subleased Property.

         3.3 DUE DILIGENCE REVIEW.

             (a) UCFI currently conducts its business at the Subleased Property. Upon the execution and delivery hereof, UCFI shall concurrently deliver to CryoLife all Schedules required to be attached hereto. Prior to the execution and delivery hereof, UCFI shall deliver to CryoLife true, correct and complete copies of the Sublease, insurance policies, the Historical Financials and UCFI's tax returns (pursuant to Section 4.11 hereof), together with all amendments thereto through the date of execution hereof. UCFI, its employees, agents and representatives shall provide to CryoLife and its employees, agents, counsel, accountants, financial consultants and other representatives full access to all information regarding the Assets and business of UCFI and shall fully cooperate with CryoLife as reasonably needed to verify the accuracy of the information prepared by UCFI. UCFI shall


378486.1
afford CryoLife, its employees, agents, counsel, accountants and financial consultants full access, during normal business hours and upon reasonable notice, any reasonably necessary hours thereafter, to the offices, properties, records, files and other documents and information of or relating to UCFI's business and the Assets as CryoLife, its employees, agents, counsel, accountants or financial consultants may reasonably request. UCFI shall allow CryoLife, its employees, agents, counsel, accountants and financial consultants access to a work area within such business office and shall allow the copying of any such records as requested by such party. However, CryoLife's due diligence review shall at all times be conducted in a manner which is not disruptive to the business of UCFI. UCFI reserves the right to require CryoLife's agents to enter into confidentiality agreements covering information acquired in connection with such due diligence reviews in form reasonably satisfactory to UCFI.

             (b) Prior to Closing, UCFI shall prepare and deliver to CryoLife an unaudited balance sheet as of July 31, 1996 (or such later date as designated by CryoLife) and an unaudited income statement for the one-month period then ended, in accordance with generally accepted accounting principles consistently applied throughout the period involved (except that such interim statements need not include footnotes or normal year-end adjustments) (collectively, the "Interim Financials"). The Interim Financials shall be accompanied by a certificate signed by the President that such Interim Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for the absence of footnotes or normal year-end adjustments) and fairly present the financial condition of UCFI as of the date thereof and the results of operations for the period then ended. As soon as is reasonably practicable after the execution of this Agreement, UCFI will provide CryoLife with such financial statements and information as are reasonably necessary to permit KPMG Peat Marwick to prepare financial statements of UCFI in accordance with generally accepted accounting principles consistently applied and Regulation S-X as promulgated by the Securities and Exchange Commission ("SEC"). UCFI acknowledges that such financial information and statements must be provided to the Accountants in a manner which will enable the Accountants to complete the Audit within 60 days following the Closing of this Agreement in order to comply with SEC filing requirements. All costs associated with the Audit (other than UCFI's personnel costs, if any) shall be the responsibility of CryoLife.

             (c) CryoLife shall cause its employees, agents, counsel, accountants, financial consultants and other representatives to hold in strict confidence any and all information obtained from UCFI and to not disclose any such information (unless such information is or becomes ascertainable from public sources or public disclosure of such information is in the good faith judgment of CryoLife required by law); provided, however, that nothing contained herein shall limit the right of any such persons to disclose any such information to CryoLife or its employees, agents, representatives, counsel, accountants, financial advisors, underwriters and sources of financing (and their counsel and accountants) for the purpose of facilitating the consummation of the transactions contemplated hereby. Should the transaction contemplated herein not be consummated for any reason whatsoever,


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                                       -7-

CryoLife agrees to keep information obtained from UCFI confidential and not use it for any purpose adverse to the interests of UCFI (unless such information is or becomes ascertainable from public sources or public disclosure of such information is in the good faith judgment of CryoLife required by law). Upon termination of this Agreement pursuant to Section 9.1, CryoLife shall return to UCFI all documents obtained by or provided to CryoLife pursuant to this Section 3.3.

             (d) CryoLife's due diligence review and any inspections pursuant thereto shall not waive or release UCFI or the Members from any of their representations or warranties under this Agreement.

         3.4 NONCOMPETITION AGREEMENTS. Concurrently with the Closing, UCFI, QV, and UTF, shall each enter into a Noncompetition Agreement with CryoLife, in the form of Exhibit 3.4 attached hereto.

         3.5 UCFI'S ACCESS TO BOOKS AND RECORDS. CryoLife agrees to preserve all of the records and books, customer records, and any other records which UCFI may turn over to CryoLife pursuant to this Agreement until the fifth anniversary of the Closing Date, and, until such time, to make them available, during normal business hours, to UCFI or the Members, their counsel, accountants and others authorized by them for inspection and the making of extracts therefrom, provided such inspection and making of extracts do not unreasonably interfere with CryoLife's operations and business.

         3.6 CONDUCT OF BUSINESS BY UCFI PENDING THE CLOSING. UCFI covenants and agrees that, unless CryoLife shall otherwise consent in writing, between the date hereof and the Closing, the business of UCFI shall be conducted only in, and UCFI shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and UCFI will use its best efforts to preserve substantially intact the business organization of UCFI, to keep available the services of its present officers and the QV Employees and to preserve the present relationships of UCFI with customers, suppliers and other persons with which UCFI has significant business relations except that UCFI may take steps to terminate any agreements which are not to be assigned. By way of amplification and not limitation, except as expressly provided for in this Agreement, UCFI shall not, between the date hereof and the Closing, directly or indirectly, take any of the following actions without the prior written consent of CryoLife:

             (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any membership interests or rights of any kind to acquire any membership interests of UCFI; (ii) amend or propose to amend the Articles of Incorporation or By-Laws of UCFI; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any membership interests; or (iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.6(a);



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             (b) (i) acquire (by merger, consolidation,  or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of UCFI; (iii) incur any indebtedness for borrowed money or enter into any material contract or agreement, except in the ordinary course of business; (iv) authorize any single capital expenditure in excess of $1,000 or capital expenditures in the aggregate in excess of $5,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 3.6(b);

             (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to increasing compensation of any officer, director, or any of the QV Employees or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of UCFI in effect on the date hereof and fully disclosed to CryoLife prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof; provided, however, CryoLife's consent shall not be required with respect to grants or increases of severance pay provided, if made prior to Closing, such payments are made by or reimbursed by the Members or, if made following the Closing, are the sole responsibility of the Members;

             (d) except as permitted by (c), make any payments except in the ordinary course of business and in amounts and in a manner consistent with past practice (none of which payments shall be unreasonable or unusual), to any employee of, or independent contractor or consultant to, UCFI, enter into any employee benefit plan, any employment or consulting agreement, grant or establish any new awards under any employee benefit plan or agreement, or adopt or otherwise amend any of the foregoing;

             (e) take any action except in the ordinary course of business and in a manner consistent with past practice or make any change in its methods of procurement, management, distribution, marketing, accounting or operating (or practices relating to payment of trade accounts or to other payments);

             (f) except in the ordinary course of business or as specifically permitted herein, take any action to incur or increase prior to Closing any indebtedness for borrowed money from banks or other financial institutions or cancel without payment in full, any notes, loans or receivables except in the ordinary course of business;

             (g) loan or advance monies to any person under any circumstance whatsoever, except travel advances, salary advances in connection with vacations, or other reasonable expense advances to QV Employees made in the ordinary course of business consistent with past practices; or



378486.1

             (h) do any act or omit to do any act which would cause a breach of any contract, commitment or obligation of UCFI except where such breach would not cause a Material Adverse Effect (as defined in Section 3.9).

         3.7 NO NEGOTIATIONS. UCFI covenants that subject to Section 9.2, from and after the date hereof, neither UCFI, nor its officers, members or directors, nor anyone acting on behalf of UCFI or such persons, shall, directly or indirectly, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm or other entity or group (other than CryoLife or its representatives) concerning any merger, sale of substantial assets, purchase or sale of membership interests or similar transaction involving UCFI.

         3.8 CLOSING COSTS.

             (a) All of the expenses incurred by CryoLife in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for CryoLife, shall be paid by CryoLife.

             (b) All expenses incurred by the Members and UCFI in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by the Members and UCFI. Prior to the Closing, the Members shall reimburse UCFI in full for any and all such expenses (excluding expenses which would otherwise have been incurred by UCFI in the ordinary course of business) incurred on behalf of the Members or UCFI which have been or will be paid by UCFI prior to the Closing. After the Closing, UCFI and the Members shall remain responsible for and shall pay all such expenses incurred on behalf of UCFI and the Members.

         3.9      NOTIFICATION OF CERTAIN MATTERS.

             (a) UCFI shall give prompt notice to CryoLife in the event any of the following events occur prior to the Closing:

                           (i) the  occurrence  or  nonoccurrence  of any  event
                  whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty of UCFI or the Members contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (B) directly or indirectly, any Material Adverse Effect for UCFI. The term "Material Adverse Effect" means any change in or effect on the business of the specified entity that is or will be materially adverse to the business, operations, properties (including intangible properties), condition


378486.1

                  (financial or otherwise), assets, liabilities or regulatory status of such entity by virtue of the fact that it would have an adverse effect of in excess of $5,000 on the financial condition of such entity, would represent a potential liability or claim in excess of $5,000, or would constitute a criminal act; or

                           (ii) Any material  failure of UCFI or any Member,  or
                  any officer, director, or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

             (b) CryoLife shall give prompt notice to UCFI in the event any of the following events occur prior to the Closing:

                           (i) the  occurrence  or  nonoccurrence  of any  event
                  whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty of CryoLife contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (B) an event, the disclosure of which is required by the Securities Exchange Act of 1934, as amended; or

                           (ii) any material failure of CryoLife, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

             (c) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 3.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         3.10 PUBLIC ANNOUNCEMENTS.

             (a) Except as may be required by law or as provided in this Section 3.10, each of UCFI and CryoLife agrees that it will not, and will direct its directors, officers, employees, representatives and agents who have knowledge of the transactions between UCFI, the Members, and CryoLife contemplated by this Agreement not to, disclose to any person who is not a participant in discussions concerning such transactions (other than any persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to any such transactions.

             (b) Attached hereto as Exhibit 3.10 is the form of press release that has been approved by CryoLife and UCFI for issuance upon the Closing. After the Closing, each of CryoLife and UCFI shall obtain the prior written consent of the other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consent; provided, however, notwithstanding the foregoing, CryoLife shall be entitled to make any disclosure that it believes in its good faith judgment,


378486.1
after consultation with its legal counsel, is required by law to be made. In the event CryoLife determines that a disclosure is required by law to be made, CryoLife shall use reasonable efforts to provide a copy of any contemplated press release to UCFI prior to the issuance thereof and to include any changes requested by UCFI with respect thereto.

         3.11 BULK SALES. CryoLife hereby waives compliance by UCFI with the provisions of any applicable state bulk transfer statutes, and UCFI and the Members, jointly and severally, covenant and agree to pay and discharge when due all claims of creditors asserted against CryoLife by reason of any failure of UCFI and/or the Members to so comply, and to indemnify CryoLife fully in respect thereof, which indemnity shall survive the Closing.

         3.12 PROCUREMENT AGREEMENTS. At the Closing, Procurement Agreements in the form attached hereto as Exhibit 3.12 (the "Procurement Agreements") shall be entered into between CryoLife and ROBI and CryoLife and Mid-America Transplant Services ("MTS"), respectively.

         3.13 PREPAYMENT OF SUBLEASE. To the extent rent under the Sublease is prepaid and such prepayments do not extend for more than six months following Closing, CryoLife shall reimburse the existing tenant, ROBI, for its pro rata portion of such prepayments on a monthly basis as such payments would have otherwise become due under the Sublease.

         3.14 DISTRIBUTION AGREEMENT. At the Closing, CryoLife and UCFI shall enter into a Distribution Agreement in the form attached hereto as Exhibit 3.14 (the "Distribution Agreement").

         3.15 FURNITURE. The parties hereby acknowledge that the furniture and certain other equipment (the "Furniture") used by UCFI in the operation of its business is leased pursuant to that certain Master Lease Agreement dated October 11, 1995 between UCFI and First American Bank of Dundee (the "Furniture Lease"). The parties have agreed that, prior to Closing, UCFI shall exercise its right to purchase the Furniture pursuant to the terms of the Furniture Lease. UCFI represents and warrants to CryoLife that the cost to exercise such purchase option shall not exceed $32,000.

         3.16 TRANSITIONAL AGREEMENTS. At the Closing, ROBI and CryoLife shall enter into (a) a License Agreement in the form attached hereto as Exhibit 3.16(a), and (b) an Agreement Regarding Services and Related Matters in the form attached hereto as Exhibit 3.16(b) (collectively, the "Transitional Agreements").

         3.17 INSURANCE. UCFI has submitted to its insurance company a claim in the aggregate amount of $141,309.14 (the "Insured Amount") for the water damages incurred in connection with the events described on Schedule 4.24. UCFI agrees it shall provide reasonable cooperation and assistance to CryoLife following the Closing in the collection of the Insured Amount, and to the extent the insurance company refuses or fails to pay the Insured Amount within 120 days following Closing, UCFI shall pay to CryoLife the Insured


378486.1

Amount, and thereafter UCFI shall be entitled to pursue payment thereof and to receipt of the Insured Amount upon any payment by the insurance company.

                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF UCFI AND THE MEMBERS

         In order to induce CryoLife to enter into this Agreement and consummate the transactions contemplated hereby, UCFI and each Member hereby, jointly and severally, makes the following representations and warranties to CryoLife, each of which warranties and representations is material to and is relied upon by CryoLife.

         4.1 ORGANIZATION AND AUTHORITY OF UCFI. UCFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. UCFI and each Member is a non-profit organization under Illinois law and is an organization described in Section 501(c)(3) of the Code and is not a "Private Foundation," within the meaning of Section 509 of the Code. UCFI has received a determination letter from the Internal Revenue Service (the "IRS") that it is described in Section 501(c)(3) of the Code and that it is not a Private Foundation. UCFI is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification and Schedule 4.1 lists all the states where UCFI is so qualified. UCFI has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. UCFI does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture or other entity and does not have any "subsidiaries," which for purposes of this Agreement means any corporation or other legal entity of which UCFI owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         4.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. UCFI and each Member has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. UCFI, the Members, ROBI, and MTS each have full corporate power and authority to execute and deliver each of the Asset Purchase Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereby. "Asset Purchase Transaction Documents" means all Exhibits and all officer's certificates to be delivered at the Closing and referenced in Sections 7 and 8 excluding Exhibits 3.10, 7.4(g) and 8.4(i). All of the members of UCFI are set forth on Schedule 4.2 attached hereto. The duly elected officers and directors of UCFI are set forth on Schedule 4.2 attached hereto. The directors and the Members of UCFI have duly approved and authorized the execution and delivery of this Agreement and each of the Asset Purchase Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings are necessary. Assuming that this Agreement and each of the Asset Purchase Transaction Documents to which CryoLife is a party constitutes a valid and binding


378486.1
agreement of CryoLife, as applicable, this Agreement and each of the Asset Purchase Transaction Documents to which UCFI, QV, UTF, ROBI, and/or MTS is a party, constitutes, or will constitute when executed and delivered, a valid and binding agreement of such party, in each case enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and principles governing the availability of equitable remedies.

         4.3 TITLE TO ASSETS. UCFI has good and valid title to all of its Assets, free and clear of any liens, pledges, encumbrances, claims or similar rights of third parties. At the Closing, UCFI will transfer to CryoLife good and valid title to all of its Assets, free and clear of any liens, pledges, charges, encumbrances, claims, or similar rights of third parties.

         4.4 NO CONFLICT; REQUIRED CONSENTS. Assuming all consents, approvals, authorizations and other actions listed on Schedule 3.2 hereto have been obtained or taken with respect to items (a) and (b) below, the execution and delivery by UCFI of this Agreement and the execution and delivery by UCFI and the Members of each Asset Purchase Transaction Document to which it is a signatory and the consummation by UCFI and the Members of the transactions contemplated hereby and thereby do not and will not, to the knowledge of UCFI or the Members, (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which UCFI or any Member is a party, or by which UCFI or any Member or the property of UCFI (including the Assets) is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement of UCFI or any Member, or result in the creation of any lien upon any of the property or assets of UCFI (including the Assets); (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to UCFI or any Member or relating to the Assets or to UCFI's business; or (d) violate the Articles of Incorporation or Bylaws of UCFI.

         4.5 COMPLIANCE WITH LAWS. To the best of UCFI's and each Member's knowledge, UCFI is in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies.

         4.6 LICENSES AND PERMITS. UCFI holds and is in compliance with all licenses, permits, concessions, grants, franchises, approvals and authorizations listed on Schedule 4.6 attached hereto, and to the best of UCFI's and each Member's knowledge, such list constitutes all of the licenses, permits, concessions, grants, franchises, approvals and authorizations necessary or required for the use or ownership of the Assets and the operation of UCFI's business. Except as previously disclosed to CryoLife in writing, neither UCFI nor any Member has received notice of any violations in respect of any such licenses, permits, concessions, grants, franchises, approvals or authorizations. No proceeding is pending or, to the knowledge of UCFI or a Member, is threatened, which seeks revocation


378486.1
or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

         4.7 FINANCIAL INFORMATION.

             (a) Prior to the date hereof, UCFI has delivered to CryoLife true, correct and complete copies of the audited balance sheets of UCFI as of June 30, 1996 and June 30, 1995, and audited income statements for the fiscal years then ended (collectively, the "Historical Financials"). All such Historical
Financials (including any related notes and schedules) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and fairly present the financial condition of UCFI at the respective dates thereof and the results of its operations for the periods then ended.

             (b) The Interim Financials, when delivered, will have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except for the absence of footnotes and normal year-end adjustments) and will show all liabilities, direct and contingent, of UCFI required at the time of preparation to be shown in accordance with such principles. The balance sheet included in the Interim Financials, when delivered, will fairly present the financial condition of UCFI as of the date thereof, and the income statement included in the Interim Financials, when delivered, will fairly present the results of the operations of UCFI for the period indicated. The income statement included in the Interim Financials, when delivered, will not contain any material items of special or non-recurring income or any other income not earned in the ordinary course of UCFI's business.

             (c) On the date hereof, there are no liabilities or obligations of UCFI of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise except for those (i) that will be specifically reflected or reserved against as to amount in the balance sheets contained in the Historical Financials, (ii) that arise thereafter in the ordinary course of business, and (iii) that are specifically set forth on Schedule 4.7 attached hereto; and at the Closing, there will be no liabilities or obligations of UCFI of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise except for those (A) that will be specifically reflected or reserved against as to amount in the balance sheet contained in the Interim Financials, (B) that arise after the date of such balance sheet in the ordinary course of business or (C) that are specifically set forth on Schedule 4.7.

             (d) UCFI has not been during the 12 months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C.
Section 101(31). UCFI has and is paying its debts as they become due.

         4.8 SUFFICIENCY OF ASSETS. The Assets and the assets excluded therefrom pursuant to Section 1.2 hereof constitute all the material assets of any nature with which UCFI has conducted its business for the 12-month period prior to the Closing Date, subject only to


378486.1
additions and deletions in the ordinary course of business. All material assets and rights relating to UCFI's business are held only by UCFI, and all agreements, obligations, expenses and transactions related to UCFI's business have been entered into, incurred and conducted only by UCFI or one of its Members. To the extent any agreements or transactions have been entered into by a Member, such agreement or transaction has or will be assigned to UCFI prior to Closing or, to the extent not assigned, has been previously disclosed to CryoLife in writing.

         4.9 DEPOSITS. Attached as Schedule 4.9 is a true, correct and complete list of Deposits of UCFI, setting forth the amount of each Deposit.

         4.10 TRADE PAYABLES; ACCRUED EXPENSES.

             (a) Schedule 4.10(a) is a true, correct and complete list of the trade payables and accrued expenses of UCFI outstanding as of the date of this Agreement, which list indicates the number of days such payables have been outstanding. All such trade payables and accrued expenses have been incurred in the ordinary course of business.

             (b) At the Closing, UCFI shall deliver to CryoLife an updated list of trade payables and accrued expenses of UCFI (the "Closing Trade Payables and Accrued Expenses List") listing all trade payables and accrued expenses of UCFI as of the Closing. The Closing Trade Payables and Accrued Expenses List will be true, correct and complete as of the Closing.

             (c) Schedule 4.10(c) attached hereto is a true, correct and complete list of all obligations for indebtedness owed by UCFI as of the date hereof (other than trade payables) and all obligations of UCFI as of the date hereof incurred other than in the ordinary course of business, stating the origin of the obligation and the amount owed.

         4.11 TAX RETURNS AND PAYMENTS. All federal, state and local income, franchise, sales, use, payroll, excise, business, license and information (including, without limitation, IRS Form 990) tax returns of UCFI required by law to be filed for all periods to and including the Closing Date have been or will be timely filed and were or will be accurate and correct when filed, and UCFI has paid or will pay all taxes, including federal, state or local income, franchise, sales, use, payroll, excise, business and license taxes and any penalties and interest or other charges applicable thereto ("Taxes") due for all periods prior to and including the Closing Date. No state, federal or local tax liens exist with respect to UCFI or any of its assets (including the Assets). No audit of the Taxes of UCFI is currently in progress or has, to UCFI's or any Member's knowledge, been scheduled. The full amount of any unpaid tax liabilities which have accrued through June 30, 1996 has been reflected as a liability in the books and in the financial statements of UCFI as of the date of their accrual. UCFI has paid all taxes which would not otherwise require the filing of returns and which are required to be paid and which otherwise would be delinquent. Prior to the execution of this Agreement, UCFI has provided to CryoLife true, correct and complete


378486.1
copies of UCFI's federal income tax returns on Form 990 for 1995, 1994, and 1993, which returns were properly signed by UCFI and timely filed with the Internal Revenue Service.

         4.12 FIXED ASSETS. The Fixed Assets owned by UCFI include all of the furniture, fixtures and equipment owned and used by UCFI in the operation of its business. Each of the Fixed Assets is in good operating condition and repair, normal wear and tear excepted, for all present uses by UCFI. A true, correct and complete list of the Fixed Assets is attached as Schedule 1.1(b), and all such Fixed Assets are located at the Subleased Property unless a different location is noted on Schedule 1.1(b).

         4.13 PROCESSED TISSUE. UCFI's inventory of processed tissue held for distribution pursuant to the Distribution Agreement consists, and as of the close of business on the last business day preceding the Closing Date will consist, only of human cryopreserved cardiovascular, vascular, and orthopedic tissue which has been preserved using UCFI's protocols required for and used in the recovery, processing, packing, storage and distribution of human tissue and organs and has been processed in accordance with UCFI's protocols. True, correct and complete copies of all such protocols have been supplied to CryoLife. UCFI's inventory of processed tissue held for distribution pursuant to the Distribution Agreement is in full compliance with all requirements of Title 21, Code of Federal Regulations Part 1270 except where failure to so comply would not cause a Material Adverse Effect. Schedule 4.13 attached hereto is a true, correct and complete list of the processed tissue held by UCFI by type and size.

         4.14 INTELLECTUAL PROPERTY. Schedule 4.14 hereto lists all trademarks, service marks, and copyrights of UCFI used by UCFI in the operation of its business. UCFI owns and/or has the sole and exclusive right to use all of the Intellectual Property. Upon the consummation of the transactions contemplated hereby, to the knowledge of UCFI and the Members, CryoLife will have the sole and exclusive right to own and use the Intellectual Property. No claims have been asserted and no claims are pending or, to UCFI's or any Member's knowledge threatened by any person or entity, to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any state or federal registration of the Intellectual Property and neither UCFI nor any Member knows of any valid basis for such claim. UCFI's use of the Intellectual Property, and, to the knowledge of UCFI and the Members, CryoLife's continued use of the Intellectual Property following the Closing in the same manner as heretofore used by UCFI, does not and will not infringe the rights of any person or entity.

         4.15 CONTRACTS. Schedule 4.15 sets forth a true and complete list of all written or oral contracts, agreements and other instruments to which UCFI or its Assets are subject or bound, including without limitation agreements with organ procurement agencies and other procurement sources, sales representatives, distributors, suppliers and independent contractors in the operation of UCFI's business, except any contract, agreement or understanding involving an aggregate annual expenditure of less than $10,000 (collectively, the "Contracts"). Prior to execution of this Agreement, UCFI has provided to CryoLife


378486.1
true, correct and complete copies of the Contracts, including any and all amendments and waivers thereto. Except as otherwise disclosed to CryoLife in writing, such Contracts are valid, legally binding and enforceable against the parties thereto. Except as otherwise disclosed to CryoLife in writing, neither UCFI nor, to the best of UCFI's and any Member's knowledge, any other party to any of the Contracts is in breach of, or in default under, any of the Contracts and no event has occurred which, with the notice or lapse of time, or both, would constitute a default by UCFI or any other party to any of the Contracts. The assignment of any of the Contracts to CryoLife in accordance with this Agreement will not constitute a breach or violation of such Contract.

         4.16 HAZARDOUS SUBSTANCE. For purposes of this paragraph, "hazardous substance" means any substance or material (a) identified in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, as the same may be amended from time to time, (b) determined to be toxic, a pollutant or contaminant, under federal, state or local statute, law, ordinance, rule, or regulation or judicial or administrative order or decision, as same may be amended from time to time, (c) petroleum and petroleum products and distillates, (d) asbestos, (e) radon, (f) polychlorinated biphenyls and (g) such other materials, substances or waste subject to regulation under any applicable law. There are no violations of federal, state or local laws relating to health, safety and the environment relating to the operations of UCFI's business or the current or former state of the Assets (excluding violations which would not have a Material Adverse Effect). To UCFI's and the Members' knowledge, either there are no "hazardous substances" located on, in or under the Subleased Property or used in the operation of UCFI's business; or UCFI has fully disclosed to CryoLife in writing the existence, extent and nature of any "hazardous substances" which UCFI is legally authorized to maintain on, in, or under the Subleased Property or the Assets as to use in connection therewith and UCFI has obtained all licenses, permits, and approvals required with respect thereto and is in full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals. UCFI has not caused or permitted to exist, as a result of an intentional or unintentional act or omission on its part, a releasing, discharging, spilling, leaking, pumping, emitting, pouring, emptying, or dumping of "hazardous substances." Except as otherwise disclosed to CryoLife in writing, neither UCFI nor any Member has received any written notice, summons, citation, notice of violation, letter or other communication concerning any pending or threatened claim or litigation in which any person or entity alleges the presence, release, threat of release, placement on or at the Subleased Property or the Assets, or the generation, transportation, storage, treatment, or disposal at, on or from the Subleased Property or the Assets, of any hazardous substance, or in which any person alleges a violation of any law governing or imposing any liability arising out of any matter relating to health, safety or the environment.

         4.17 LITIGATION; JUDGMENTS. Except as otherwise disclosed by UCFI to CryoLife in writing, there is no action, proceeding or investigation pending, or to UCFI's or any Member's knowledge, threatened against or involving UCFI or any Member relating to any of the Assets or the operation of UCFI's business, nor is there any action or proceeding


378486.1
pending or threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of transactions contemplated by this Agreement, or which might adversely affect UCFI's business or Assets, or UCFI's or any Member's ability to consummate the transactions contemplated by this Agreement and the Asset Purchase Transaction Documents. Neither UCFI nor any Member is the subject of any judgment, order or decree entered in any lawsuit or proceeding relating to the Assets or the operation of UCFI's business.

         4.18 SUBLEASE. UCFI has delivered to CryoLife a true, correct and complete copy of the Sublease, together with all amendments, addenda and supplements thereto with respect to the Sublease:

             (a) The Sublease is legal, valid, binding, enforceable, and in full force and effect;

             (b) Subject to obtaining any necessary consent from the Landlord and Mortgagee in respect of the transactions contemplated hereunder, the Sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

             (c) No party to the Sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

             (d) No other party to the Sublease has repudiated any provision thereof;

             (e) There have not been and there are no disputes, oral agreements or forebearances in effect as to the Sublease;

             (f UCFI has good title to the leasehold interest under the Sublease;

             (g) UCFI has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold and neither UCFI nor any Member is aware of any such assignment, transfer, conveyance, mortgage, deed in trust or encumbrance of any interest in the leasehold; and

             (h) All facilities leased or subleased under the Sublease have received or have applied for all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations with respect to the activities of UCFI conducted thereat.

         4.19 INSURANCE. UCFI maintains property, fire, casualty, workman's compensation, general liability insurance and other forms of insurance relating to its Assets and the


378486.1
operation of UCFI's business against risks of the kind customarily insured against and in amounts customarily insured (and, where appropriate, in amounts not less than the replacement cost of the Assets). UCFI will maintain its insurance policies in full force and effect through the Closing Date. Schedule
4.19 lists all of the insurance policies maintained by UCFI, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy.

         4.20 UNION; LABOR. UCFI does not engage any person directly as an employee, and the QV Employees constitute all of the individuals performing full-time services for UCFI and participating in the day-to-day operations of UCFI. Neither UCFI nor QV is a party to any collective bargaining agreement or any other contract, written or oral, with any trade or labor union, employees' association or similar organization with respect to the QV Employees. There are no strikes or labor disputes pending or threatened, or to UCFI's or any Member's knowledge, any attempts at union organization of the QV Employees. All salaries and wages paid and withheld by QV are and have been in compliance with all applicable federal, state and local laws.

         4.21     BENEFIT PLANS AND ERISA.

             (a) UCFI does not maintain, contribute to or otherwise have any liability whatsoever with respect to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement for any of the QV Employees or other personnel providing services to UCFI.

             (b) CryoLife shall not, as a result of the transactions contemplated by this Agreement (including without limitation the receipt of services of the QV Employees): (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of UCFI or any ERISA Affiliate (including predecessors thereof) with regard to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) of UCFI, QV or any other ERISA Affiliate.

         4.22 IMMIGRATION MATTERS.  (Intentionally deleted.)

         4.23 BROKERS FEES AND EXPENSES. Neither UCFI nor any Member has retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate CryoLife to pay any such fees or commissions.



378486.1

         4.24 ABSENCE OF MATERIAL CHANGES. Except as set forth in Schedule 4.24 attached hereto or otherwise reflected in the Interim Financials, from June 30, 1996 to the date of this Agreement:

             (a) there has not been any Material Adverse Effect in the condition (financial or otherwise) of the business, the liabilities or the assets of UCFI;

             (b) there has been no Material Adverse Effect in UCFI's relations with, nor has UCFI lost (or received written notice that it is about to lose) any distributors or suppliers with which UCFI has significant business relations (except if as a result of UCFI's efforts to terminate agreements which will not be assigned);

             (c) UCFI has operated its business in the ordinary course and has not sold, assigned, or transferred any of its assets, except in the ordinary course of its business;

             (d) except as disclosed on Schedule  4.24,  UCFI has not mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract, or other encumbrance of any nature whatsoever, any of UCFI's assets (including the Assets);

             (e) there has been no amendment, termination, or waiver of any right of UCFI under any contract, governmental license or permit that would have a Material Adverse Effect on its Assets or its business;

             (f) UCFI has not:

                 (i) paid any judgment resulting from any suit, proceeding, arbitration, claim or counterclaim in respect of Assets or business in excess of $10,000 (provided that all such excluded payments do not aggregate to more than $50,000);

                 (ii) made any such payment to any party in settlement of any such suit, proceeding, arbitration, claim or counterclaim in excess of $10,000 (provided that all such excluded payments do not aggregate to more than $50,000);

                 (iii) written down or failed to write down (in accordance with generally accepted accounting principles), or written up the value of any inventory or assets of UCFI;

                 (iv) made any material changes in the customary methods of operation of UCFI's business, including practices and policies relating to accounting, purchasing, marketing or selling;

                 (v) (except in respect of ordinary trade payables) incurred any indebtedness or guaranteed any indebtedness, except for borrowings under existing loans or lines of credit in the ordinary course of business; or


378486.1

                 (vi) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.24.

         4.25 BANK ACCOUNTS. Schedule 4.25 contains a true, complete and correct list showing the name and location of each bank or other institution in which UCFI has any deposit account or safe deposit box, together with a listing of account numbers and names of all persons authorized to draw thereon or have access thereto.

         4.26 FULL DISCLOSURE. The statements, representations and warranties made by UCFI and the Members in this Agreement, in the Schedules and Exhibits attached hereto, and in the Asset Purchase Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF CRYOLIFE

         In order to induce UCFI and the Members to enter into this Agreement and to consummate the transactions contemplated hereby, CryoLife represents and warrants to UCFI and the Members as follows:

         5.1 ORGANIZATION OF CRYOLIFE. CryoLife is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and has the corporate power to own, lease, and operate its property and to carry on its business as now being conducted by it.

         5.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. CryoLife has full corporate power and authority to execute and deliver this Agreement and each of the Asset Purchase Transaction Documents to which CryoLife is or will be a party and to consummate the transactions contemplated hereby and thereby. The Board of Directors of CryoLife have duly approved and authorized the execution and delivery of this Agreement and each of the Asset Purchase Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of CryoLife are necessary to approve and authorize the execution and delivery of this Agreement and such Asset Purchase Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Asset Purchase Transaction Documents to which CryoLife is a party constitutes a valid and binding agreement of UCFI and/or a UCFI Affiliate, as the case may be, this Agreement and each of the Asset Purchase Transaction Documents to which CryoLife is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of CryoLife, as applicable, in each case enforceable against CryoLife in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and principles governing the availability of equitable remedies.


378486.1

         5.3 NO CONFLICT; CONSENTS. The execution and delivery by CryoLife of this Agreement, the Asset Purchase Transaction Documents to which it is or will be a party and the consummation by CryoLife of the transactions contemplated hereby and thereby do not and will not, to CryoLife's knowledge, (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority;
(b) violate the terms of any instrument, document or agreement to which CryoLife is a party, or by which CryoLife or the property of CryoLife is bound, or be in conflict with, resulting in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to CryoLife and relating to the purchase of UCFI's business; or (d) violate the Articles of Incorporation or Bylaws of CryoLife.

         5.4 BROKERS FEES AND EXPENSES. CryoLife has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate UCFI or any Member to pay any such fees or commissions.

         5.5 FULL DISCLOSURE. The statements, representations and warranties made by CryoLife in this Agreement and in the Exhibits attached hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 6
                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY UCFI AND MEMBERS. In addition to any other indemnification obligations of UCFI or the Members under any other provision hereof, UCFI, and the Members, jointly and severally indemnify and hold CryoLife, and its affiliates, directors, officers, employees and agents, harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of UCFI or the Members contained in this Agreement or any Asset Purchase Transaction Document; (b) any liability or obligation relating to the operation of UCFI's business or the ownership or use of the Assets through the Closing Date, other than the Assumed Liabilities, including, without limitation, any and all claims, liabilities, Taxes, debts, contracts, agreements, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against CryoLife arising out of the operation of UCFI's business, including, without limitation, the processing and distribution of human tissue, the Sublease and the use or occupancy of the Subleased Property, or the


378486.1
ownership or use of the Assets, prior to and through the Closing Date; (c) the failure of the parties to this Agreement to comply with the provisions of the bulk sales law in any state having jurisdiction over Assets or the transactions contemplated herein; (d) breach by ROBI or MTS of the Procurement Agreements;
(e) the occurrence of events which, had Sections 4.4 and/or 4.5 not been qualified to the knowledge of UCFI and the Members, would have constituted a breach of such Sections, or (f) claims resulting from the correct application and conduct by CryoLife under the Distribution Agreement of UCFI's written protocols for the distribution of processed tissue, which protocols are provided to CryoLife in writing at the Closing (the "UCFI Protocols").

         6.2 INDEMNIFICATION BY CRYOLIFE. CryoLife hereby indemnifies and holds UCFI and the Members, and each of UCFI's and each Member's affiliates, directors, officers, employees and agents (including, without limitation, ROBI and MTS in their capacities as contracting parties to the Asset Purchase Transaction Documents and otherwise), harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (including without limitation reasonable attorneys fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of CryoLife in this Agreement or any Asset Purchase Transaction Document; (b) any Assumed Liabilities; (c) the use or occupancy of the Subleased Property after the Closing Date, except as contemplated by Section 3.2; (d) except with respect to claims arising from or described in Section 6.1 or with respect to which UCFI and/or the Members have specifically agreed to be responsible pursuant to this Agreement or any Asset Purchase Document, any liability or obligation relating to the operation, use, or ownership of the Assets after the Closing Date and the employment after the Closing Date of the Employees to be Hired; or (e) the occurrence of events which had Section 5.3 not been qualified to the knowledge of CryoLife, would have constituted a violation of such Section.

         In addition, the parties specifically acknowledge that claims may arise with respect to tissue that has been processed by UCFI prior to the Closing, but which is distributed by CryoLife, on behalf of UCFI after the Closing, pursuant to the Distribution Agreement. With respect thereto, in the event a claim arises or results from the processing of the tissue by UCFI prior to Closing or the correct application and conduct by CryoLife under the Distribution Agreement of the UCFI Protocols, UCFI and the Members shall indemnify and hold CryoLife harmless from such claims in accordance with the provisions of Section 6.1; in the event a claim arises or results from the distribution of the tissue by CryoLife in violation of the terms of the Distribution Agreement or as a result of CryoLife's negligence or willful misconduct in connection with the distribution of the tissue under the Distribution Agreement, CryoLife shall indemnify and defend UCFI and the Members in accordance with the provisions of
Section 6.2.

         6.3 PROVISIONS REGARDING INDEMNIFICATION. The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any claim, demand, action or proceeding for which indemnification will be sought under
Section 6.1 or 6.2 of this


378486.1

Agreement and, if such claim, demand, action or proceeding is being made or prosecuted by a third party, the indemnifying party will have the right, at its expense, to assume the defense thereof using counsel acceptable to the indemnified party, whose consent shall not be withheld unreasonably. The indemnified party shall have the right to participate in at its own expense, but not control, the defense of any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, UCFI, the Members, and CryoLife shall cooperate with each other. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party provided, however, that if a firm, written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

         6.4 SURVIVAL. The representations and warranties contained in this Agreement and in the Asset Purchase Transaction Documents delivered at the Closing shall survive the Closing for a period ending on the fifth anniversary date of the Closing and shall thereafter cease to be of any force and effect, except for (a) claims for indemnification resulting from breaches of such representations and warranties as to which notice has been given in accordance with Section 6.3 hereof prior to such date and which are pending on such date and (b) representations and warranties relating to: (i) title to the Assets (Section 4.3 hereof), (ii) Taxes (Sections 4.11 and 6.1 hereof), (iii) financial statements (Sections 3.3 and 4.7 hereof); (iv) compliance with bulk transfer laws (Section 3.11 hereof) and (v) employee benefits (Sections 2.3, 3.1 and 4.21), each of which shall survive until the end of the statute of limitations applicable to the underlying claim for which indemnification is sought. Neither such survival nor the liability of any party with respect to the party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of any party.

         6.5 RIGHT OF SET-OFF.

             (a) CryoLife shall have the limited right to set-off against the Promissory Note in accordance with the procedures set forth in this Section 6.5 if an event has occurred that entitles CryoLife to indemnification under Article 6 of this Agreement, which Event has not been satisfied by UCFI or the Members (a "Set-Off Event"). In the event of a Set-Off Event, CryoLife shall send written notice to UCFI and the Members of its intent to exercise its right of set-off hereunder, which notice shall contain (i) a specific description of the reasons why CryoLife believes it is entitled to indemnification and set-off under the Agreement, including a specific description of the nature of the claim, liability, lawsuit, cost, damage or expense arising out of and sustained by CryoLife, its affiliates, directors, officers,


378486.1
employees and agents,  as well as a specific  description  of the Set-Off Event;
(ii) the amount of the proposed set-off (which amount shall equal the amount due and payable by UCFI or the Members to CryoLife pursuant to the indemnification provisions of this Article 6) (the "Proposed Set-Off Amount"); and (iii) a specific description of how such amount was determined.

             (b) In the event UCFI disputes CryoLife's assertion that a Set-Off Event has occurred or disputes the Proposed Set-Off Amount, UCFI shall have ten business days in which to notify CryoLife in writing that such claim is disputed, which notice shall specify (i) the reasons UCFI believes no such Set-Off Event has occurred, and (ii) why UCFI believes that the Proposed Set-Off Amount is in error. In the event UCFI fails to notify CryoLife within such ten-day period, UCFI and the Members shall be deemed to have accepted such set-off, with respect to the amount and event described in the notice. In the event of a dispute, the parties shall negotiate in good faith to resolve the dispute.

             (c) In the event the parties are unable to resolve the dispute within 30 days following the expiration of the ten-day response period, the matter shall be submitted to arbitration in accordance with Section 10. Pending resolution of a dispute under this Section 6.5, all amounts payable or coming due under the Promissory Note, up to the Proposed Set-Off Amount, shall be paid by CryoLife into a separate, joint order, interest-bearing account (the "Escrow Account").

             (d) In the event it is determined by the arbiters that no Set-Off Event has occurred, CryoLife shall forthwith release its interest in said Escrow Account, including accrued interest thereon, or pay forthwith the amount of the Proposed Set-Off Amount plus the amount of interest accrued thereon, to UCFI, at CryoLife's option. In addition, CryoLife shall reimburse UCFI and the Members for all reasonable costs, including attorney's fees, incurred by UCFI or the Members in connection with resolving the dispute.

             (e) In the event it is determined by the arbiters that a Set-Off Event has occurred in an amount equal to the Proposed Set-Off Amount, then UCFI shall release its interest in said Escrow Account and CryoLife shall be entitled to the funds held in such Escrow Account, plus any interest accrued thereon. To the extent that the funds held in such Account are less than the Proposed Set-Off Amount, UCFI and the Members shall promptly pay to CryoLife the amount of the deficit, or, at CryoLife's option, CryoLife may off-set such amount against amounts coming due under the Promissory Note in the future. In addition, UCFI or the Members shall forthwith pay an amount equal to the reasonable costs, including attorney's fees, incurred by CryoLife in resolving the dispute.

             (f) In the event it is determined by the arbiters that a Set-Off Event has occurred but the Proposed Set-Off Amount is greater than the amount which is determined to be the correct amount due and payable by UCFI or the Members to CryoLife pursuant to the indemnification provisions of this Article 6 (the "Actual Set-Off Amount"), then UCFI shall forthwith release its interest in said Escrow Account in an amount equal to the lower


378486.1
of the amount of funds held in the Escrow Account or the Actual Set-Off Amount plus any interest accrued thereon. If the amount of funds held in the Escrow Account is less than the Actual Set-Off Amount, UCFI and the Members shall promptly pay to CryoLife the amount of the deficit, or, at CryoLife's option, CryoLife may off-set such amount against amounts coming due under the Promissory
Note in the future. The difference between the Proposed Set-Off Amount and the Actual Set-Off Amount is hereinafter referred to as the "Set-Off Differential." To the extent that the funds held in the Escrow Account exceed the Actual Set-Off Amount, plus interest, such excess shall be released to UCFI or the Members forthwith, together with the amount of any interest accrued thereon in accordance with the written instructions of UCFI.

             (g) In the event it is determined by the arbiters that a Set-Off Event has occurred but the Proposed Set-Off Amount is less than the Actual Set-Off Amount, then UCFI shall release its interest in said Escrow Account and CryoLife shall be entitled to the funds held in such Account, plus interest accrued on said amount. In addition, UCFI or the Members shall pay forthwith the Set-Off Differential.

             (h) In either of the events described in 6.5(f) or 6.5(g), the arbitrator shall have the authority to award reasonable costs, including attorneys' fees, as the arbitrator deems appropriate.

             (i) In the event  CryoLife  fails to comply  with the terms of this
Section 6.5, in addition to any other rights to which UCFI may be entitled at law or in equity, ROBI and MTS shall have the right to terminate the Procurement Agreements.

             (j) In the event that UCFI or the Members fail to pay or release amounts due under this Section 6.5, then in addition to any other rights which CryoLife may be entitled at law or in equity, CryoLife shall be entitled to set-off additional amounts due under the Promissory Note, but only in an amount equal to the amount due hereunder.

             (k) The foregoing rights of set-off shall not be exclusive of any other right or remedy CryoLife may have with respect to the indemnified claims, whether by contract, at law or in equity; provided, however, that under no circumstance shall CryoLife be entitled to set-off any amounts against amounts due under the Promissory Note except as provided herein. Except as otherwise provided, this Section 6.5 shall not be deemed to limit CryoLife's rights to indemnification, at law, in equity, or under this Agreement.

         6.6 LIMITATION OF LIABILITY. Notwithstanding anything contained herein to the contrary, in no event shall either party's liability pursuant to this
Article 6 for breach of any representation, warranty, or agreement exceed the aggregate amount of the Asset Consideration; provided, however, the foregoing shall not be applicable to claims with respect to (i) Taxes (Sections 4.11 and 6.1); (ii) employee benefits (Sections 2.3, 3.1, and 4.21, or (iii) environmental matters (Section 4.16). The foregoing limitation shall not apply with respect to claims arising under Section 6.1(b) or 6.2(c).


378486.1

                                    ARTICLE 7
                          CONDITIONS TO OBLIGATIONS OF
                                CRYOLIFE TO CLOSE

         Each and every obligation of the CryoLife under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by UCFI and the Members in or pursuant to this Agreement and the Asset Purchase Transaction Documents or given on their behalf hereunder or thereunder shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

         7.2 OBLIGATIONS PERFORMED. UCFI and the Members shall have performed and complied with all agreements and conditions required by this Agreement and the Asset Purchase Transaction Documents to be performed or complied with by them prior to or at the Closing.

         7.3 CONSENTS. Except for the consent of the Landlord and Mortgagee to the assignment of Sublease, with respect to which the provisions of Section 3.2 shall apply, UCFI shall have obtained and delivered to CryoLife written consents of all persons or entities whose consent is required to consummate the transactions contemplated herein, if any, and all of such consents shall remain in full force and effect at and as of the Closing.

         7.4 CLOSING DELIVERIES. UCFI shall have delivered to CryoLife each of the following, together with any additional items which CryoLife may reasonably request to effect the transactions contemplated herein:

             (a) possession of the Assets;

             (b) a Bill of Sale in the form of Exhibit 7.4(b) attached hereto, the Assignment and Assumption Agreement, the Assignment and Assumption of Sublease, and such additional instruments of sale, transfer, conveyance, and assignment duly executed by UCFI as of the Closing Date as counsel to CryoLife shall deem necessary or appropriate;

             (c) a certified copy of the corporate resolutions of UCFI and the Members of UCFI authorizing the transactions contemplated hereby and the execution, delivery and performance by UCFI of this Agreement and the other agreements and instruments contemplated hereby, together with an incumbency certificate with respect to officers of UCFI executing documents or instruments on behalf of UCFI;



378486.1

             (d) a certificate of the President of UCFI and a certificate of the President of each Member certifying as to the matters set forth in Sections 7.1 and 7.2 hereof and as to the satisfaction of all other conditions set forth in this Article 7;

             (e) the Noncompetition Agreements referred to in Section 3.4 hereof duly executed by UCFI and each Member;

             (f) a Closing Trade Payables and Accrued  Expenses List pursuant to
Section 4.10(b);

             (g) an  opinion of  counsel  to UCFI  substantially  in the form of
Exhibit 7.4(g);

             (h) written consents from all parties to the Sublease whose consent to the transactions contemplated hereby is required (subject to the provisions of Section 3.2);

             (i) the Procurement Agreements referred to in Section 3.12 duly executed by ROBI and MTS;

             (j) the Employee Leasing Agreement referred to in Section 3.1 duly executed by QV;

             (k) the Distribution Agreement referred to in Section 3.14 duly executed by UCFI;

             (l) the Transitional Agreements referenced in Section 3.16 duly executed by ROBI; and

             (m) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         7.5 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the acquisition by CryoLife of the Assets pursuant to the transactions contemplated by this Agreement or the ability of CryoLife or any of its affiliates to own and operate the Assets or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of UCFI.

         7.6 NO INVESTIGATIONS OF UCFI OR BUSINESS. As of the Closing Date, there shall be no, and neither UCFI nor any Member shall have any knowledge of or reason to know of any, pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to the Assets or UCFI's business.



378486.1

         7.7 NO MATERIAL ADVERSE EFFECT. Since June 30, 1996, there shall have been no Material Adverse Effect in the business, financial condition, results of operations and/or Assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of UCFI, whether reflected in financial statements, the schedules hereto or otherwise, which has not been waived by CryoLife in writing.

         7.8 REVISED SCHEDULES. UCFI shall have provided CryoLife with revised Schedules dated as of the Closing Date (the "Revised Schedules"), with all material changes through such date duly noted thereon, and the Revised Schedules will not contain any disclosures which set forth changes which in the opinion of CryoLife, individually or in the aggregate, have or may have a Materially Adverse Effect on UCFI and/or its operations, unless such disclosures are approved in writing by CryoLife.

         7.9 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

         7.10 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions, by or in respect of, or filings with, any governmental body, agency or official or any other person which require action on the part of or the cooperation and/or participation of UCFI and which are required to permit the consummation of the transactions contemplated by this Agreement so that CryoLife shall be able to continue to carry on the business of UCFI substantially in the manner now conducted by UCFI shall have been taken or made.

         7.11 BLUE SKY. All blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received.

         7.12 REPAYMENT OF DEBTS. At the Closing, all officers, directors, and Members of UCFI and the QV Employees shall repay in full any outstanding indebtedness owed to UCFI by them.

         7.13 FURNITURE. UCFI shall have acquired all right, title, and interest in and to the Furniture as contemplated by Section 3.15.



378486.1

                                    ARTICLE 8
                        CONDITIONS TO UCFI'S OBLIGATIONS

         Each and every obligation of UCFI under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by CryoLife in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

         8.2 OBLIGATIONS PERFORMED. CryoLife shall have performed and complied with all of its respective obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

         8.3 CLOSING DELIVERIES. CryoLife shall have delivered to UCFI, each of the following, together with any additional items which UCFI may reasonably request to effect the transactions contemplated herein:

             (a) the cash and Promissory Note, duly executed by CryoLife, representing the Cash Consideration due to UCFI;

             (b) certified copies of the corporate resolutions of CryoLife authorizing the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the Asset Purchase Transaction Documents to which CryoLife is a signatory by CryoLife, and incumbency certificates with respect to the officers of CryoLife executing documents or instruments on behalf of CryoLife;

             (c) a certificate of the President of CryoLife certifying as to the matters set forth in Sections 8.1 and 8.2 hereof and as to the satisfaction of all other conditions set forth in this Article 8;

             (d) the Assignment and Assumption Agreement and Assignment and Assumption of Sublease duly executed by CryoLife and such additional instruments of sale, transfer, conveyance, and assignment as counsel to CryoLife and counsel to UCFI shall mutually deem necessary or appropriate;

             (e) the Procurement Agreements referred to in Section 3.12 duly executed by CryoLife;

             (f) the Employee Leasing Agreement referred to in Section 3.1 duly executed by CryoLife;


378486.1

             (g) the Distribution Agreement referred to in Section 3.14 duly executed by CryoLife;

             (h) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby; and

             (i) an opinion of counsel of CryoLife  substantially in the form of
Exhibit 8.3(i).

         8.4 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the acquisition by CryoLife of the Assets pursuant to this Agreement or the ability of CryoLife or any of its affiliates to own and operate the Assets or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of CryoLife.

         8.5 NO MATERIAL ADVERSE EFFECT. Since June 30, 1996, there shall have been no Material Adverse Effect in the business, financial condition, results of operations and/or assets of CryoLife, whether reflected in financial statements, the schedules hereto or otherwise.

         8.6 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

         8.7 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions, by or in respect of, or filings with, any governmental body, agency or official or any other person which require action on the part of or the cooperation and/or participation of CryoLife and which are required to permit the consummation of the transactions contemplated by this Agreement so that CryoLife shall be able to continue to carry on the business of UCFI substantially in the manner now conducted by UCFI shall have been taken or made.

         8.8 BLUE SKY. All blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received.



378486.1

                                    ARTICLE 9
                                   TERMINATION

         9.1 TERMINATION. This Agreement may be terminated at any time before the Closing Date:

             (a) by mutual written consent of CryoLife and UCFI;

             (b) by CryoLife if there occurs a substantial loss, damage or diminution of Assets or other Material Adverse Effect on the business of UCFI or arising from any cause including theft, fire, flood or act of God prior to Closing;

             (c) by any nonbreaching party hereto if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any nonterminating party hereto; or

             (d) by either CryoLife or UCFI if the Closing is not consummated on or before September 15, 1996.

         9.2 EFFECTS OF TERMINATION. In the event this Agreement is terminated pursuant to Section 9.1(a) or 9.1(d) above, no party shall have any obligations to the others hereunder except for those obligations in respect to confidentiality and the return of confidential information set forth in Section
3.3 hereof. If this Agreement is terminated pursuant to Section 9.1(b) or 9.1(c), the obligations in respect to confidentiality and the return of confidential information set forth in Section 3.3 hereof shall remain in effect and each party hereto may exercise all remedies available to it under this Agreement, at law or in equity.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

         10.1 RISK OF LOSS. The risk of loss prior to the Closing Date shall be with UCFI. In the event a material portion of the Assets or the operations of the business of UCFI shall have been materially damaged or otherwise adversely affected as a result of any strike, accident or other casualty or act of God or the public enemy, or any judicial, administrative or governmental proceeding at such time as UCFI proposed to close, then CryoLife shall have the options of either (a) proceeding to close with an assignment of any insurance proceeds which may be paid to reflect such loss or damage, or (b) terminating this Agreement without further liability to UCFI.



378486.1

         10.2 SEVERABILITY AND OPERATIONS OF LAW. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         10.3 MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

         10.4 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement and the Asset Purchase Transaction Documents may not be assigned (a) by CryoLife, except to a wholly owned subsidiary of CryoLife, in which event CryoLife shall guarantee the payment and performance of such subsidiary under the Promissory Note on terms acceptable to UCFI, or (b) by UCFI or the Members, without the prior written consent of CryoLife, provided UCFI may assign its rights under the Promissory Note to any of its Members by providing notice thereof to CryoLife in writing. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.6 NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below.

             If to UCFI, UTF or QV:             QV, Inc.
                                                322 South Green Street
                                                Suite 500
                                                Chicago, Illinois 60607
                                                Attention:  President
                                                Telefax: (312) 697-8477

             with a copy to:                    Katten Muchin & Zavis
                                                525 West Monroe Street
                                                Suite 1600
                                                Chicago, Illinois 60661
                                                Attention:  Mr. Steven R. Olsen
                                                Telefax: (312) 902-1061



378486.1

             If to CryoLife:                    Mr. Steven G. Anderson
                                                Chairman of the Board,
                                                Chief Executive Officer
                                                and President
                                                CryoLife, Inc.
                                                2211 New Market Parkway
                                                Suite 142
                                                Marietta, Georgia 30067
                                                Telefax:  (770) 850-0762

             with a copy to:                    Arnall Golden & Gregory
                                                2800 One Atlantic Center
                                                1201 West Peachtree Street
                                                Atlanta, Georgia  30309-3400
                                                Attention:  Ms. M. Nan King
                                                Telefax:  (404) 873-8775

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the business day sent, (ii) by Overnight Delivery, will be deemed received the business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which CryoLife is open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of CryoLife or UCFI except on a business day, and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

         10.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than CryoLife and UCFI, any rights or remedies hereunder.

         10.8 FURTHER ASSURANCES. The parties to this Agreement agree to execute and/or deliver, either before or after Closing, any further documents or agreements contemplated hereby and/or necessary or appropriate to effectuate and consummate the transactions contemplated hereby. UCFI agrees to provide to CryoLife, both before and after the Closing, such information as CryoLife may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition following Closing.



378486.1

         10.9 ARBITRATION.

             (a) SUBMISSION TO ARBITRATION.  If any dispute or difference  shall arise between the parties to this Agreement, as to the interpretation of this Agreement or any covenants or conditions of this Agreement or as to the rights, duties, or liabilities of any party under this Agreement as to any act, matter, or thing arising out of or under or relating to this Agreement, the same shall be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules (the "Rules") and Supplementary Procedures for Commercial Arbitration (the "Supplementary Procedures") of the American Arbitration Association, in effect the date hereof. Whenever any dispute, controversy, claim, or difference which may be submitted to arbitration under this Section
10.9 arises between the parties, either party hereby may give the other party notice of its intention to submit such dispute, controversy, claim, or difference to arbitration. Such arbitration shall take place in Atlanta, Georgia, before three arbitrators, with one arbitrator selected by each party and the third arbitrator mutually agreed upon by the parties. In the event the parties cannot agree upon the third arbitrator within 20 days after the effective date of receipt, as provided in Section 10.6, of either party's notice to arbitrate, the third arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules and Supplementary Procedures. It is expressly agreed between the parties that whether or not the Rules of the American Arbitration Association shall provide for a discovery procedure, such discovery procedure is hereby granted and permitted in the said arbitration proceedings, the parties may apply to the arbitrators for the enforcement of any form of discovery which would be permitted by the laws of Georgia, and their award or decision in respect of such discovery shall be final and binding.

             (b) COSTS; BINDING. The parties agree that each party to the arbitration is to pay an equal part of the deposit fixed by the American
Arbitration Association or the arbitrators. The determinations of such arbitrators will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrators shall set forth the grounds for their decision in the award.

             (c) CONDITION PRECEDENT. The parties hereto stipulate that submission of disputes to arbitration as provided in this Section 10.9 and arbitration pursuant thereto shall be a condition precedent to any suit, action, or proceeding instituted in any court or before any administrative tribunal with respect to this Agreement or disputes arising out of or regarding this Agreement; provided, however, notwithstanding the foregoing, a party hereto shall not be required to satisfy such condition precedent requiring the submission of all disputes between the parties to arbitration if such party seeks, a restraining order, injunction, or similar remedy to specifically enforce the confidentiality, non-competition, or non-solicitation provisions of this Agreement or any Asset Purchase Transaction Document.



378486.1

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                       "CryoLife":

                                       CryoLife, Inc.


                                        By:/s/ Steven G. Anderson
                                           ------------------------------------
                                           Steven G. Anderson
                                           Chairman of the Board,
                                           Chief Executive Officer and President

                                        "UCFI":

                                        UNITED CRYOPRESERVATION
                                        FOUNDATION, INC.


                                        By:/s/ Daniel Woods
                                           ------------------------------------
                                           Daniel Woods
                                           Title: Vice President/General Manager


                                        "UTF":

                                        UNITED TRANSPLANT FOUNDATION,
                                        INC.


                                        By:/s/ Jerold Anderson
                                           ------------------------------------
                                           Jerold Anderson
                                           Title:  President


                                        "QV":

                                        QV, INC.


                                         By:/s/ Daniel Woods
                                            -----------------------------------
                                            Daniel Woods
                                            Title:  Vice President



378486.1

                         LIST OF SCHEDULES AND EXHIBITS


*Schedule 1.1(b)        Fixed Assets
*Schedule 1.2           Excluded Items
*Schedule 2.4           Allocation of Asset Consideration
*Schedule 3.1           List of Employees Subleased from QV, Inc.
*Schedule 3.2           Consents
*Schedule 4.1           States in which UCFI is Qualified to do business
*Schedule 4.2           List of Members, Officers and Directors
*Schedule 4.6           Licenses and Permits
*Schedule 4.7           Certain Liabilities and Obligations
*Schedule 4.9           List of Deposits
*Schedule 4.10(a)       Trade Payables as of Date of Agreement
*Schedule 4.10(c)       Indebtedness
*Schedule 4.13          Processed Tissue
*Schedule 4.14          Intellectual Property
*Schedule 4.15          Contracts
*Schedule 4.19          Insurance
*Schedule 4.24          Material Changes since 6/30/95
*Schedule 4.25          Bank Accounts

*Exhibit 2.2            Form of Promissory Note
*Exhibit 2.3(a)(i)      Form of Assignment and Assumption of Sublease
*Exhibit 2.3(a)(ii)     Form of Assignment and Assumption  Agreement
*Exhibit 3.1            Form of Employee  Leasing  Agreement
*Exhibit 3.2            Form of Consent
*Exhibit 3.4            Form of Noncompetition Agreement
*Exhibit 3.10           Form of Press Release
*Exhibit 3.12           Form of Procurement  Agreements
*Exhibit  3.14          Form of Distribution  Agreement
*Exhibit 3.16(a)        Form of License  Agreement
*Exhibit 3.16(b)        Form of Agreement Regarding Services
                        and Related Matters
*Exhibit 7.4(b)         Form of Bill of Sale
*Exhibit 7.4(g)         Form of Opinion of UCFI's  Counsel
*Exhibit 8.3(i)         Form of Opinion of CryoLife's Counsel

* Indicates Schedules and Exhibits which have been omitted from this filing. The Registrant hereby agrees to furnish to the Commission a copy of any omitted Schedules and Exhibits listed above supplementally upon request.